Exhibit 10.156

EXHIBIT (10)(156)

CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETITION AGREEMENT

THIS CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETITION AGREEMENT (this “Agreement”) is effective as of December 24, 2014, between NEW ENGLAND WOB, LLC (the “Franchisee,” “we,” “us” or our”) and ATTITUDE BEER HOLDING CO. (“you” or “your”).

BACKGROUND INFORMATION:

We have entered into a Franchise Agreement (the “Franchise Agreement”) with WORLD OF BEER FRANCHISING, INC. (the "Franchisor") to operate a WORLD OF BEER® Store franchise (the “Store” or “Stores”). The Store is operated pursuant to formats, specifications, standards, methods and procedures prescribed or approved by the Franchisor (the “System”). We and the Franchisor possess certain confidential information, consisting of specifications, plans and other characteristics of products and services provided, the Computer System, Intranet database and information, Store and business operating techniques, criteria methods in obtaining licensing and meeting regulatory requirements, designing and constructing Stores featuring retail alcohol sales for on-premises and off-premises consumption, the selection, testing and training of personnel and other employees, and the formats, specifications, standards, methods, procedures, information, and knowledge of and experience in the operating and franchising of WORLD OF BEER® Stores, which we either own or license (the “Confidential Information”).

You understand that the System and Confidential Information are the Franchisor's proprietary trade secrets and confidential. You acknowledge that we and the Franchisor have and will provide you with specialized and extensive training regarding operation of the Business and have invested considerable time, funds and resources to do so. We have an obligation under the Franchise Agreement to maintain such Confidential Information as secret and confidential. You represent to us and the Franchisor that you have other skills that you can utilize if, for any reason, your relationship with us ends.

OPERATIVE TERMS:

Accordingly, you and we agree as follows:

1.          Confidentiality. Except as required by law, including any public disclosures filed by any of your affiliates, including Attitude Drinks, Inc. of you will: (1) not use the Confidential Information in any other business or capacity; (2) maintain the absolute confidentiality of the Confidential Information during and after the term of your ownership in, or employment by us; (3) not make unauthorized copies of any portion of the Confidential Information disclosed in written or electronic form; and (4) comply with all procedures we prescribe from time to time to prevent unauthorized use or disclosure of the Confidential Information.

2.          In-Term Competitive Restrictions. During the time that you are one of our owners or employees, unless we otherwise permit in writing, you agree that you will not, directly or indirectly (e.g., through a spouse or child):

(a)   have any direct or indirect interest as a disclosed or beneficial owner, or in any other capacity in any business or facility owning, operating or managing, or granting franchises or licenses to others to do so, any bar, pub, tavern or other beverage service facility or any retail establishment (like a liquor store or convenience store) featuring beer, wine and related products as a primary menu item (a “Competitive Business”), wherever located;

(b)   perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for a Competitive Business, wherever located;

(c)   recruit or hire any employee of ours, of the Franchisor, of our or its affiliates, or of any of the Franchisor’s franchisees, without obtaining the prior written permission of that person’s employer; or

(d)   divert or attempt to divert any business or customer of the Store to any Competitive Business.

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Nothing in this Section prohibits you from having a direct or indirect interest as a disclosed or beneficial owner in a publicly held Competitive Business, as long as such securities represent less than 5% of the number of shares of that class of securities which are issued and outstanding.

3.        Post-Term Competitive Restrictions. For a period of 2 years following the date that you cease to be one of our owners or an employee, you agree that you will not, directly or indirectly (e.g., through a spouse or child):

(a)   have any direct or indirect interest as a disclosed or beneficial owner, or in any other capacity in a Competitive located or operating: (i) within 10 miles of the Store; and (iii) within 10 miles of any Store, whether owned by us, our affiliates, the Franchisor or any of the Franchisor’s franchisees in operation or under construction on the date you cease to be one of our owners or employees;

(b)   perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for a Competitive Business located or operating: (i) within 10 miles of the Store; and (iii) within 10 miles of any Store, whether owned by us, our affiliates, the Franchisor or any of the Franchisor’s franchisees in operation or under construction on the date you cease to be one of our owners or employees;

(c)   recruit or hire any employee of ours, of the Franchisor, of our or its affiliates, or of any of the Franchisor’s franchisees, without obtaining the prior written permission of that person’s employer; or

(d)    divert or attempt to divert any business or customer of the Store to any Competitive Business.

If you refuse to voluntarily comply with the foregoing obligations, the 2 year period will be extended by the period of noncompliance. Nothing in this Section prohibits you from having a direct or indirect interest as a disclosed or beneficial owner in a publicly held Competitive Business, as long as such securities represent less than 5% of the number of shares of that class of securities which are issued and outstanding.

4.          Employment Restriction. While you are employed by us and for 2 years afterwards, you will not accept employment by any of our franchisees or their affiliates. If you do so anyway, you agree that:

(a)   you must immediately pay us an amount equal to ½ of the annualized cash compensation we were paying you when you left our employment based on our employment and payroll records as liquidated damages;

(b)   the liquidated damages amount is reasonable and has been established because of the difficulty in determining and proving our actual damages; and

(c)   such amount is intended to compensate us for our recruiting, training and replacement costs, and to encourage us to enable you to be in maximum contact with our franchise owners without undue fear that you will leave our employ.

5.          Severability and Substitution. To the extent that any portion of this Agreement is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited, length of time or remedy, but may be made enforceable by reduction, adjustment or modification of any or all thereof, you and we agree that this Agreement will be enforced to the fullest extent permissible under the laws or public policies of the jurisdiction in which enforcement is sought, and such reduced or modified provision will be enforced to the fullest extent.

6.          Acquisition. You agree that the confidentiality, competitive, and employment undertakings and restrictions survive any change in our ownership, any merger or consolidation, any sale of our assets, and any assignment or transfer of this Agreement.

7.         Extension of Time Period. The time period during which you are to refrain from any of the activities listed in this Agreement will be automatically extended by any length of time during which you or any of your affiliates, successors or assigns are in breach of any provision of this Agreement. This Agreement will continue through the duration of the extended time periods.

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8.         Suspension of Compensation. We will not be required to pay any other compensation to you during any period of time in which you are in breach of this Agreement. Upon such breach, you forfeit payment of such amounts without limitation on any other remedies available to us for redress.

9.         No Defense or Setoff. You must not assert, by way of defense or setoff, any alleged breach or damage caused by you if we must enforce this Agreement against you.

10.         Injunctive Relief. You and we agree that the breach of this Agreement will result in irreparable harm to us, and that no monetary award can fully compensate us if you violate it. Thus, if you breach this Agreement, you agree that we will be entitled to an injunction restraining you from any further breach. Such injunctive relief may be obtained without bond, but upon due notice, in addition to such other and further remedies or relief as may be available to us at equity or law.

11.         Miscellaneous.

(a)   Complete Agreement: This Agreement contains the complete agreement between the parties concerning this subject matter. This Agreement supersedes any prior or contemporaneous agreement, representation or understanding, oral or written, between them. The continued relationship between the parties described in this Agreement constitutes full and sufficient consideration for the binding commitment of the parties to this Agreement.

(b)   Waiver and Amendment: A waiver or amendment of this Agreement, or any provision of it, will be valid and effective only if it is in writing and signed by all parties or the party waiving such provision. No waiver of any term of this Agreement will operate as a waiver of any other term of this Agreement or of that same term at any other time.

(c)   Rights Cumulative: No right or remedy available to any party is exclusive of any other remedy. Each and every remedy will be cumulative to any other remedy given under this Agreement, or otherwise legally existing upon the occurrence of a breach of this Agreement.

(d)   Certain Definitions: As used throughout this Agreement, the following terms have the following meanings:

(i)	The term “person” means any corporation, professional corporation or association, partnership (limited or general), joint venture, trust, association or other business entity or enterprise or any natural person;

(ii)	The term “affiliate” means, with respect to any person, any other person that directly, indirectly, or through one or more intermediaries, controls, is controlled by or is under common control with, such person, and includes any subsidiaries or other business entities that are beneficially owned by such person or its affiliates;

(iii)	The term “attorney's fees” means any and all charges levied by an attorney for his services, including time charges, expenses and other reasonable fees including paralegal fees and legal assistant fees, and includes fees earned in settlement, at trial, on appeal or in bankruptcy proceedings.

(e)   Governing Law: This Agreement is governed by the laws of the State of Florida. The prevailing party in any litigation involving this Agreement must be reimbursed its attorney's fees from the non-prevailing party.

(f)   Third-Party Beneficiary: The parties understand and acknowledge that the Franchisor is a third-party beneficiary of the terms of this Agreement and, at its option, may enforce the provisions of this Agreement with you. Your obligations under this Agreement will continue for the benefit of our and the Franchisor's successors and assigns.

(g)   Background Information: The background information is true and correct and is incorporated into this Agreement. This Agreement will be interpreted with reference to the background information.

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Intending to be bound, the parties sign below:

“US”:		“YOU”:

NEW ENGLAND WOB, LLC		ATTITUDE BEER HOLDING CO.

Signature:	/s/ Glenn E. Straub	Signature:	/s/ Roy Warren
Print Name:		Print Name:
Title		Title:
Date:		Date:

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